LOGANSPORT FINANCIAL CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Logansport, Indiana (September 8, 1998) Logansport Financial Corp., (NASDAQ Small Cap

Market, LOGN), an Indiana corporation which is the holding company for Logansport Savings Bank, FSB, a federal savings bank, announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 63,090 such shares. Such purchases will be made subject to market conditions in open market or block transactions at prices deemed appropriate by management. Repurchases may begin as early as September 14, 1998, since the required regulatory clearance has been received.

According to Thomas G. Williams, President of the Corporation, the Board of Directors believes the repurchase program is in the best interest of the Company and its shareholders. The open market purchases will have the effect of enhancing the book value per share and the potential for growth in earnings per share of the Company's remaining outstanding shares.

As of June 30, 1998, the Company had consolidated total assets of $90.3 million and shareholders' equity of $17.0 million.